UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 25, 2012 (April 20, 2012)

THE PROGRESSIVE CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-9518	34-0963169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Wilson Mills Road, Mayfield Village, Ohio	44143
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 440-461-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

(a) At the Annual Meeting of Shareholders held on April 20, 2012, 553,675,155 of the Company’s common shares were represented in person or by proxy.

(b) Proposal One—At the meeting, shareholders elected the four directors named below. The votes cast with respect to each director were as follows:

Director	Term Expires	For	Against	Abstain	Broker Non-Votes
Roger N. Farah	2015	519,758,042	1,894,718	633,672	31,388,723
Stephen R. Hardis	2015	516,759,775	4,928,190	598,467	31,388,723
Heidi G. Miller, Ph.D.	2014	520,322,745	1,291,790	671,897	31,388,723
Bradley T. Sheares, Ph.D.	2015	518,845,564	2,857,953	582,915	31,388,723

The following are the directors whose terms continued after the meeting:

Director	Term Expires
Lawton W. Fitt	2013
Peter B. Lewis	2013
Patrick H. Nettles, Ph.D.	2013
Glenn M. Renwick	2013
Stuart B. Burgdoerfer	2014
Charles A. Davis	2014

Also at the Annual Meeting, shareholders took the following actions:

•

Proposal Two—Approved an amendment to our Code of Regulations eliminating the supermajority voting requirement for shareholders to amend specified sections of the Code of Regulations. This proposal received 519,819,282 affirmative votes and 2,179,927 negative votes. There were 287,223 abstentions and 31,388,723 broker non-votes with respect to this proposal. Approximately 85% of our issued and outstanding common shares voted in favor of the proposal, while a 75% vote was required for the proposal to pass. This proposal became effective immediately, and, as a result, Proposals Three through Six required the approval of only a majority of our outstanding shares.

•

Proposal Three—Approved an amendment to our Code of Regulations to declassify the Board of Directors and provide for the annual election of directors. This proposal received 521,241,009 affirmative votes and 895,143 negative votes. There were 150,280 abstentions and 31,388,723 broker non-votes with respect to this proposal.

•

Proposal Four—Approved an amendment to our Code of Regulations to fix the number of directors at 11. This proposal received 520,263,611 affirmative votes and 1,815,128 negative votes. There were 207,693 abstentions and 31,388,723 broker non-votes with respect to this proposal.

•

Proposal Five—Approved an amendment to our Code of Regulations to revise the procedures for fixing the number of director positions within the limits set forth in the Code of Regulations. This proposal received 520,118,088 affirmative votes and 1,771,574 negative votes. There were 396,770 abstentions and 31,388,723 broker non-votes with respect to this proposal.

•	Proposal Six—Approved an amendment to our Code of Regulations allowing our Board of Directors to amend the Code of Regulations as and to the extent permitted by Ohio law. This proposal received 406,481,075 affirmative votes and 115,337,170 negative votes. There were 468,187 abstentions and 31,388,723 broker non-votes with respect to this proposal.

•

Proposal Seven—Approved an amendment to our Code of Regulations to provide that the Annual Meeting of Shareholders will be held at such time and on a date, no later than June 30, as may be fixed by the Board of Directors. This proposal received 552,933,410 affirmative votes and 533,748 negative votes. There were 207,997 abstentions and no broker non-votes with respect to this proposal.

•

Proposal Eight—Approved our executive compensation program in an advisory vote. This proposal received 515,150,029 affirmative votes and 4,472,780 negative votes. There were 2,663,623 abstentions and 31,388,723 broker non-votes with respect to this proposal.

•

Proposal Nine—Re-approved performance criteria set forth in our 2007 Executive Bonus Plan. This proposal received 513,055,512 affirmative votes and 8,521,427 negative votes. There were 709,493 abstentions and 31,388,723 broker non-votes with respect to this proposal.

•

Proposal Ten—Approved an amendment to our 2010 Equity Incentive Plan to add investment performance as a new performance goal under the plan. This proposal received 512,300,750 affirmative votes and 9,542,759 negative votes. There were 442,923 abstentions and 31,388,723 broker non-votes with respect to this proposal.

•

Proposal Eleven—Approved an amendment to our 2003 Directors Equity Incentive Plan to extend the term of the plan, to eliminate buyout provisions relating to stock option awards, and to modify the definition of “change in control.” This proposal received 503,711,206 affirmative votes and 17,858,302 negative votes. There were 716,924 abstentions and 31,388,723 broker non-votes with respect to this proposal.

•

Proposal Twelve—Ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012. This proposal received 548,974,242 affirmative votes and 4,418,515 negative votes. There were 282,398 abstentions and no broker non-votes with respect to this proposal.

Item 8.01 Other Events.

On April 20, 2012, the Board of Directors names Charles A. Davis as the Chairman of, and appointed Lawton W. Fitt to, its Nominating and Governance Committee. No changes were made to the Board’s other Committees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 25, 2012

THE PROGRESSIVE CORPORATION

By: /s/ Jeffrey W. Basch
Name: Jeffrey W. Basch Title: Vice President and Chief Accounting Officer